Exhibit 99.1

News
Contacts:
Media:
Jenifer Antonacci
610-738-6674
jantonac@cephalon.com

Investors
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

FOR IMMEDIATE RELEASE

Cephalon Provides Update Related to NUVIGILTM New Drug Application

Frazer, Pa. — March 30, 2007 — Cephalon, Inc. (Nasdaq: CEPH) today announced that it has received an approvable letter, together with draft labeling, from the U.S. Food and Drug Administration (FDA) for its new drug application (NDA) for NUVIGIL™ (armodafinil) Tablets [C-IV] for the treatment of excessive sleepiness associated with narcolepsy, obstructive sleep apnea/hypopnea syndrome (OSAHS) and shift work sleep disorder (SWSD).

The draft labeling includes a proposed bolded warning section that characterizes the potential occurrence of skin rash and hypersensitivity in patients taking modafinil and armodafinil. As expected, the agency also has indicated that it will request similar language in the label for PROVIGIL® (modafinil) Tablets [C-IV].  The proposed labeling is subject to final approval by the FDA.

“We have worked diligently with the FDA over the past six months on this issue, and they have now informed us that their review is complete. We are very pleased that the proposed warning language appropriately describes the product’s safety profile,” said Dr. Lesley Russell, Executive Vice President, Worldwide Medical and Regulatory Operations.

Among other things, the agency has requested that the company provide a standard safety update from clinical trials conducted since the last update in June 2006, and introductory promotional materials to be used for the product. The company’s response will be submitted within 30 days and will be considered a Class I response; the agency is expected to complete its review within 60 days thereafter. The agency has not requested any additional studies prior to final approval of NUVIGIL.

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SOURCE:  Cephalon, Inc.  •  41 Moores Road  •  Frazer, PA 19355  •  (610) 344-0200  •  Fax (610) 344-0065

 “While we fully appreciate that this regulatory review has been difficult and lengthy for  stockholders and others interested in the outcome, we are convinced that in this unusual situation where multiple products may be affected, the final result will prove to be worth the investment of time and effort,” said Frank Baldino Jr., Ph.D., Chairman and CEO.

About NUVIGIL

NUVIGIL is a single-isomer formulation of modafinil, the active pharmaceutical ingredient contained in PROVIGIL which is FDA-approved for the treatment of excessive sleepiness associated with narcolepsy, OSAHS and SWSD.  The NUVIGIL NDA is based on positive results of four double-blind, randomized, placebo-controlled studies in patients with excessive sleepiness associated with either narcolepsy, SWSD or OSAHS. In these studies, NUVIGIL was generally well tolerated. The most common side effects were mild to moderate in intensity and included nausea, headaches, dizziness, diarrhea, decreased appetite and upset stomach.

The company submitted its NDA for NUVIGIL to FDA in March 2005 and received an initial approvable letter in April 2006.

Cephalon also plans to conduct clinical trials evaluating the use of NUVIGIL as a treatment for serious medical conditions such as bipolar depression, cognition associated with schizophrenia, and excessive sleepiness and fatigue in conditions such as Parkinson’s disease and cancer.

NUVIGIL is protected by a U.S. patent expiring in 2023 that claims the Form 1 polymorph of armodafinil.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products in four core therapeutic areas: central nervous system, pain, oncology and addiction. Cephalon currently employs approximately 3,000 people in the United States and Europe. Cephalon’s U.S. headquarters are located in Frazer, Pennsylvania, with offices, laboratories and manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota. Cephalon’s European headquarters are located in Maisons-Alfort, France.

The company currently markets six proprietary products in the United States: PROVIGIL, FENTORA® (fentanyl buccal tablet) [C-II], ACTIQ® (oral transmucosal fentanyl citrate) [C-II], GABITRIL® (tiagabine hydrochloride), TRISENOX® (arsenic trioxide) injection, and VIVITROL® (naltrexone for extended-release injectable suspension). Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs; development of potential pharmaceutical products, including future clinical development plans for NUVIGIL; interpretation of clinical results, particularly with respect to the NUVIGIL Phase 3 trials; prospects for regulatory approval of NUVIGIL, including the likelihood of receiving final approval from FDA and the characterization of serious skin rash, among other things, in the final approved labeling for NUVIGIL; manufacturing development and capabilities; market prospects for its products; sales and earnings guidance; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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